EXHIBIT 99.1

FARMLAND FACT SHEET

November 2003

Overview

Farmland Foods produces about 1.8 billion pounds of fresh and branded, processed pork annually. Forty-three percent of production is further processed product and 19 percent is branded fresh pork. Fiscal 2003 sales were $1.6 billion. The company has 6,123 total employees. Some employees are members of the UFCW.

Farmland Foods operates three slaughter facilities with a capacity of 28,600 hogs a day, or 7.5 million per year. This represents seven percent of total U.S. slaughter capacity for 2002. These plants, along with their processed meats plants, produce cooked hams, spiral hams, fresh sausage, bacon, processed hams, and many cuts of fresh pork, including case-ready fresh pork.

Pork Processing Plants

Location	Capacity (In millions of head per year)
Crete, NE	2.6
Dennison, IA	2.4
Monmouth, IL	2.5
Total	7.5

Processed Meats Plants

Location	Products
Carroll, IA	Cooked hams
New Riegel, OH	Spiral hams
Salt Lake City, UT	Case-ready fresh pork
Springfield, MA	Specialty sausage
Wichita, KS	Processed sausage

Farmland Foods also produces case-ready pork in a plant in Madison, WI. A third party owns the plant and manages the employees. Case-ready pork is pre-cut and packaged fresh meat that is shipped to a grocery store ready for sale. Farmland Foods provides branded case-ready fresh pork to five Wal-Mart distribution centers, primarily in the Midwest and West.

Farmland Foods sells fresh and processed pork – including bacon, hams, sausage, and lunchmeat – into retail, foodservice, industrial, and international channels. The company’s customer list is impressive, and includes some of the most recognized names in the retail and foodservice industries, such as Wal-Mart, Kroger, McDonald’s, Arby’s and Subway. Fresh and processed pork are marketed under the Farmland brand, recognized by customers for high quality at an exceptional value.

Products

Farmland Foods is evolving into a value-added pork business, with a growing percentage of sales from branded fresh pork as well as quality processed pork, such as hams, bacon, sausage, and lunchmeats. This evolution into more value-added products is resulting in higher profitability and less volatility in earnings from commodity market risk.

Sales by Product

Branded fresh pork	19%
Fresh Pork	27%
Specialty primal cuts	11%
Bacon	13%
Hams	12%
Sausage	11%
Other	1%
Deli	6%

Total	100%

Approximately 38 percent of the company’s sales of branded fresh pork are of case-ready products pre-packaged at one of the company’s facilities; these products can be placed directly into the meat case upon arrival at the store.

Spiral sliced and cooked hams, bacon and sausage are sold through the retail and foodservice channels. Bacon includes both pre-cooked and ready to cook products. Sausage includes fresh breakfast and dinner sausage, as well as processed sausage, such as lunchmeat and hot dogs. These products are sold into the retail and foodservice channels.

Deli: The company’s line of deli meats is marketed under the Carando brand, and is sold primarily into the retail channel in the northeastern section of the United States. Carando is the leading manufacturer of Italian Specialty meats in the U.S. Farmland Foods purchased the Carando company in 1991 and merchandises over 300 Carando-brand deli meats, including Genoa and hard salami, prosciutto, pepperoni, and mortadella.

Sales by Channel

International	6%
Industrial	13%
Foodservice	31%
Retail	50%

Total	100%

Markets

The largest retail customers are serviced by the company’s national account team, a group created to increase presence in key accounts. Smaller retail accounts are serviced by a base of approximately 60 brokers, who are in turn supervised by a team of regional account managers.

Core Markets
Boise, ID	Oklahoma
Chicago, IL	Omaha, NE
Denver, CO	Phoenix, AZ
Des Moines, IA	Portland, OR
Green Bay, WI	Puerto Rico
Kansas City, MO	Salt Lake City, UT
Milwaukee, WI	Seattle, WA
Minneapolis, MN	Tulsa, OK

The company uses approximately 50 brokers to target customers in the foodservice channel. The brokers are managed by a team of regional and divisional managers dedicated to foodservice. Farmland Foods established the Rib Co. brand to differentiate its quality pork chops and loin back ribs.

Industrial sales are to government entities and to further processors. Sales to international customers are primarily commodity and fabricated pork. Seventy percent of international sales are to customers in Japan.

Livestock Production Group

Smithfield Foods’ Murphy-Brown subsidiary now manages what was previously the Livestock Production Group at Farmland Foods. This involves the production of 1.4 million market-ready hogs annually. Of this volume, 900,000 market hogs are delivered to Farmland slaughter plants and the remainder are custom finished for other production companies. All production is carried out by contract growers.

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(table follows)

CONSOLIDATED STATEMENT OF INCOME

FARMLAND FOODS, INC.

(Unaudited)

(in millions)	12 Months Ended August 2003
Sales	$1,616.6
Cost of sales	1,466.2

Gross profit	150.4

Selling, general and administrative expenses	132.0
Interest expense	4.1

Income before income taxes	$14.3

The results above include the following charges/(credits):
Reorganization and bankruptcy related costs	$20.9
Excess Farmland Industries, Inc. expense allocation	12.2 (1)
Insurance proceeds from fire loss	(4.5)
Vitamin settlement	(1.4)

Total	$27.2

Consolidated depreciation and amortization for the 12 months ended August 2003	$23.7

(1) Represents parent company overhead allocation in excess of expected standalone cost.